Exhibit 10.1

AMENDMENT TO
SENIOR EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDMENT TO SENIOR EXECUTIVE EMPLOYMENT AGREEMENT (this “Amendment”) is made as of February 28, 2008, by and between Deckers Outdoor Corporation, a Delaware corporation (the “Company”), and                  (the “Executive”) and is effective as of January 1, 2008.

RECITALS

WHEREAS, the Company and Executive are parties to that certain Senior Executive Employment Agreement dated as
of                                (the “Agreement”); and

WHEREAS, the Company and Executive have agreed to enter into this Amendment to amend the Agreement on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto agree that the Agreement shall be amended as follows:

1.             Section 1.3.  Section 1.3 shall be amended and restated to read, in its entirety, as follows:

“1.3         TERM. The term of the Executive’s employment under this Agreement will commence on the effective date of this Agreement as first written above and will continue, unless sooner terminated, until December 31, 2009. Employment of the Executive is at will and will continue until such time as written notice of termination is given by the Company or written notice is given by the Executive.”

2.             Section 2.1.  Section 2.1 shall be amended and restated to read, in its entirety, as follows:

“2.1         BASE SALARY. Effective as of January 1, 2008, the Company will pay to the Executive an annual base salary of                                              Dollars ($                  ) to be paid in equal installments in accordance with the Company’s general payment policies in effect during the term hereof (the “Base Salary”). Executive’s annual base salary may be reviewed prior to December 31, 2008 and appropriate increases to salary implemented. If Executive’s annual base salary is not revised effective January 1, 2009, then Executive’s then existing salary will continue on a monthly basis until changed. This provision does not alter the at-will nature of Executive’s employment or the provisions of Articles III and IV below.”

3.             Section 4.3.  Subsection (f) or Section 4.3 shall be amended and restated to read, in its entirety, as follows:

“(f)          pay the Executive severance, commencing on the thirtieth (30th) day following the termination date, of twelve (12) monthly payments equal to one-twelfth (1/12th) of the Executive’s Annual Base Salary in effect immediately prior to the time such termination occurs.  Severance will be mitigated on a dollar for dollar basis for any income received by Executive for duties performed for Company or any third party during the twelve (12) months following termination.  The severance payment required under this subsection shall be conditioned upon the Executive confirming the release in Section 5.2 hereof; and”

4.             No Other Changes.  Except as expressly modified by this Amendment, all terms of the Agreement shall remain in full force and effect.

5.             Counterparts.  This Amendment may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment to Senior Executive Employment Agreement as of the date first above written.

THE COMPANY

DECKERS OUTDOOR CORPORATION
a Delaware corporation

By:
Its:

EXECUTIVE

Name:

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